Exhibit 10.1

AMENDED AND RESTATED CONSULTING AGREEMENT

This AMENDED AND RESTATED CONSULTING AGREEMENT (this “Agreement”) is entered to be effective March 16, 2021 (the “Effective Date”) into by and between Fresh Grapes, LLC (“Client”), and Jamey Whetstone d/b/a Whetstone Consulting (“Whetstone”).

WHEREAS, Client and Whetstone entered into a letter agreement dated on or about June 12, 2019, as amended by that certain First Amendment to Consulting Amendment dated May 15, 2020 (collectively, the “Original Agreement”), for Whetstone to provide consulting services to Client relating to low calorie and/or low sulfite wine products; and

WHEREAS, the parties desire to amend and restate the Original Agreement in its entirety as set forth below in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the covenants and agreements set forth below, the sufficiency of which both parties acknowledge, the parties agree as follows:

1.	Services.

Client hereby engages Whetstone to provide mutually agreed to consulting services related to low calorie and/or low sulfite wine products pursuant to the terms and conditions of this Agreement (the “Services”).

2.	Term.

The term of this Agreement shall commence as of the Effective Date and shall continue for a period of one (1) year (the “Initial Term”), unless sooner terminated as provided herein. Upon expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term”) unless (i) either party has notified the other party in writing at least thirty (30) days prior to the expiration of the then current term that the notifying party elects not to renew this Agreement, or (ii) this Agreement is sooner terminated as provided in this Agreement. The Initial Term, and all renewals and extensions of this Agreement, are collectively defined as the “Term.”

3.	Compensation.

Monthly compensation for the Services is Five Thousand Dollars ($5,000.00) per month, prorated for any partial months, payable by the 15th day of each month for the Services provided the preceding month. The monthly compensation described above in this Section shall be offset by any distribution made to Whetstone by Client for any ownership interest held by Whetstone in Client.

4.	Termination.

Client shall have the right to terminate this Agreement at any time by giving Client written notice. Whetstone shall have the right to terminate this Agreement at any time by giving Client written notice at least thirty (30) days prior to the termination date.

Client may, at any time and with notice, immediately terminate this Agreement for “cause.” Termination for “cause” shall include but not be limited to termination based on any of the following grounds: (a) fraud, misappropriation, embezzlement or acts of similar dishonesty; (b) intentional and willful misconduct that may subject Client to criminal liability; (c) continued gross negligence or inattention in the performance or non-performance of duties which materially and adversely affects Client, or (d) a material breach of this Agreement by Whetstone.

In the event this Agreement is terminated for “cause” by Client as provided by this Section, no further compensation shall be owed to Whetstone. Further, Whetstone acknowledges and agrees that in the event of termination of this Agreement by Client for “cause” in accordance with this Section 4, Whetstone is obligated to transfer back to Client Whetstone’s ten (10) units of Client’s membership interests, described in Section 2 of the Original Agreement and received by Whetstone pursuant to that certain Subscription Agreement between the parties, without payment to Whetstone. Whetstone is not entitled to any distributions after the date of Client’s for “cause” termination. In the event any appropriate instruments reasonably requested by Client effectuating the transfer of Whetstone’s membership interest as required by this Section are not delivered within five (5) days’ after Whetstone receipt of the written notice of termination by Client, Client, or its designee, may, as Whetstone’s irrevocable attorney-in-fact and agent, execute any such legal instruments conveying, transferring or assigning Whetstone’s membership interest in Client to Client and the parties hereto agree that neither Client nor its designee shall have any individual liability for any actions taken in connection with the foregoing. Whetstone agrees that no provision of this Agreement shall preclude Client from recovering damages, if any, sustained by reason of any conduct of Whetstone in breach of the terms hereof.

Upon the expiration or earlier termination of this Agreement, except as otherwise provided herein, neither party shall have any further obligation hereunder except for (i) obligations accruing prior to the date of expiration or termination, and (ii) obligations, promises, or covenants contained herein which are expressly made to extend beyond the Term.

5.	Independent Contractor Status.

Whetstone enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Whetstone look to Client as his employer, or as a partner, agent, or principal. Whetstone shall not be entitled to any benefits accorded to Client’s employees, including without limitation worker’s compensation, disability insurance, vacation, or sick pay. Whetstone shall be responsible for providing, at Whetstone’s expense and in Whetstone’s name, disability, worker’s compensation, or other insurance, as well as licenses and permits usual or necessary for conducting the Services under this Agreement.

Whetstone shall pay, when and as due, any and all taxes incurred as a result of Whetstone’s compensation under this Agreement, including estimated taxes. Whetstone agrees to indemnify and hold harmless Client from any and all loss or liability, cost or expense arising with respect to such payments, withholdings, and benefits, if any.

Except as limited herein, Whetstone may represent, perform services for, or be employed by such additional persons or companies as Whetstone sees fit.

6.	Whetstone’s Representations.

Whetstone represents that Whetstone has the qualifications and ability to perform the Services in a professional manner, without the advice, control, or supervision of Client. Whetstone shall be solely responsible for the professional performance of the Services and shall receive no assistance, direction, or control from Client. Whetstone shall have sole discretion and control of Whetstone’s services and the manner in which performed in accordance with this Agreement.

7.	Confidentiality.

Neither party will disclose information of the other that is marked as “Confidential,” or should otherwise reasonably be considered confidential, without the express prior written consent of the other party, provided, however, Client grants Whetstone the discretion to use information learned from Client in the course of providing the Services under this Agreement to the best of Whetstone’s ability.

“Proprietary Information” includes, without limitation, any information created, discovered, developed, or otherwise known to Client (including without limitation information created, discovered, developed or made known to Whetstone or Client as a result of Whetstone’s relationship with Client), and any information assigned or otherwise conveyed to Client by another entity that has commercial value in the business in which the entity is engaged, excluding the following: Information which (a) belongs to Whetstone or is already known by Whetstone without an obligation of confidentiality; (b) is publicly known or becomes publicly known through no unauthorized act of Whetstone; (c) is independently developed by Whetstone without use of Client’s Proprietary Information; (d) is approved, in writing, by the governing authority of Client for disclosure; or (e) is required (by oral questions under oath, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or by applicable laws and regulations or stock exchange rules) to be disclosed in a court proceeding. By way of illustration, but not limitation, Proprietary Information specifically includes inventions, developments, designs, applications, improvements, trade secrets, formulae, ideas, know-how, methods or processes, discoveries, techniques and data (hereinafter collectively referred to as “Inventions”); information regarding plans for research, development, new products, marketing and selling business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of employees of Client. During the Term of this Agreement, Whetstone may receive and otherwise be exposed to information regarding the customers, trade secrets, technology and business of Client. Whetstone agrees that all Proprietary Information whether presently existing or developed in the future, whether or not patentable or registrable under copyright law, shall be the sole property of Client and its assigns, and that Client and its assigns shall be the sole owner of intellectual property and other rights in connection with such Proprietary Information.

Whetstone agrees not to reproduce Proprietary Information in any format, except as necessary for Whetstone’s performance of the Services hereunder. During the Term of this Agreement and after its termination, Whetstone will keep in confidence and trust all Proprietary Information. Whetstone shall not use, or disclose to any third party, Proprietary Information or anything related to such information without the prior written consent of Client, unless such actions are required in the ordinary course of performing the Services for Client pursuant to this Agreement or until and unless such information becomes public knowledge.

8.	Injunctive Relief.

Because Whetstone’s services are personal and unique and because Whetstone may have access to and become acquainted with Client’s Proprietary Information, Client shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that Client may have for a breach of this Agreement. The rights and remedies of Client hereunder are cumulative to, and not exclusive of, any rights or remedies which Client would otherwise have in law or at equity.

9.	Intellectual Property.

Whetstone agrees that any Inventions invented, conceived, made, or reduced to practice by Whetstone, whether individually or with others, that (a) relate in any manner to the previous or existing business, work, or investigations of Client; (b) are or were suggested by, have resulted or will result from, or have arisen or will arise out of any work that Whetstone has done or may do for or on behalf of Client; (c) have resulted or will result from or have arisen or will arise out of any materials or information that may have been disclosed or otherwise made available to Whetstone as a result of duties assigned to Whetstone by Client; or (d) have been or will be otherwise made through the use of Client’s time, information, facilities, or materials, even if conceived, created, developed, made, reduced to practice, or fixed during other than working hours (the “Consultant Inventions”), shall be assigned to and owned solely and exclusively by Client. Whetstone agrees during the Term hereof, and at any time in the future following termination of this Agreement, to fully cooperate with, execute and complete to Client’s satisfaction any and all documents necessary for Client or any assignee of Client to secure and complete any patent applications with respect to such Consultant Inventions. Whetstone agrees to sign any oath or other necessary documents within thirty (30) days when requested by Client for filing of such related patent applications on such Consultant Inventions if necessary. Whetstone shall promptly report and disclose to Client or its designee, those Consultant Inventions invented, conceived, made or reduced to practice by Consultant, whether individually or with others, during the Term hereof.

If Client is unable, after reasonable effort, to secure Whetstone’s signature on any document needed to apply for, prosecute or defend any patent or other intellectual property right or protection relating to a Consultant Invention, Whetstone hereby designates and appoints Client and its duly authorized officers and agents as its agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect Client’s intellectual property rights in Consultant Inventions with the same legal force and effect as if executed by Whetstone.

10.	Restrictive Covenant.

For the purposes of this Agreement “Restricted Area” shall mean any business located with a twelve (12) mile radius of 1075 Atlas Peak Road, Napa, CA 94558; “Restricted Period” shall mean during the Term of this Agreement and one (1) year following the termination of this Agreement; “Affiliate” of, or a person “affiliated” with, a specified person, is (a) if such specified person is an entity a person that directly, or indirectly through one or more intermediaries, is under control of the person specified, and (b) if such specified person is an individual, then such specified person’s spouse, parents or lineal descendants (by birth or adoption); and “Competing Business” means any business relating to the development, manufacture, marketing and distribution of any product that competes during the Restricted Period with any low calorie and/or low sulfite wine products sold or substantially under development by Client during the Restricted Period.

Whetstone recognizes that: (i) Client’s entering into this Agreement is induced primarily because of the covenants and assurances made by Whetstone hereunder, (ii) the covenant by Whetstone not to solicit customers or employees and the covenant not to compete is necessary to assure the continuation of the business of Client, and (iii) irreparable harm and damage will be done to the established goodwill and business of Client in the event that Whetstone competes with Client or solicits customers or employees. Therefore, in consideration of these premises, the Proprietary Information (as herein defined) provided by Client to Whetstone (and so as to enforce Whetstone’s agreement to maintain the confidentiality of the Proprietary Information), the payment by Client of Whetstone’s compensation hereunder, and as an inducement for Client to enter into this Agreement and consummate the transactions hereunder, Whetstone shall not, and shall cause its representatives, including but not limited to Jamey Whetstone, and Affiliates not to, directly or indirectly, in the Restricted Area, engage or invest in, own, manage, operate, finance, control, participate in the ownership of, maintain any interest in (proprietary, financial or otherwise), be employed by, lend credit to, receive compensation, including royalties, from, or render services or advice to any person engaged in a Competing Business.

Notwithstanding the foregoing, the restrictions contained herein shall not restrict the acquisition, operation, management, consulting, or other commercial activity by Whetstone, directly or indirectly in or with a winery, brewery, spirits, or other alcoholic beverage-industry business not concerning “low calorie” or “low sulfite” products or services.

During the Restricted Period, Whetstone shall not, and shall cause its representatives and/or Affiliates not to, directly or indirectly: (1) cause, induce or encourage any client, customer, supplier, or licensor of Client to terminate or modify any such relationship with Client; or (2) hire or solicit the employment or engagement (whether as an employee, consultant, or otherwise) of, or attempt to recruit for employment or engagement any individual employed by or contracting with Client or who was employed by or contracting with Client during the previous twelve (12) months prior to such hiring, solicitation or attempt to recruit. Notwithstanding the foregoing, nothing herein shall prevent (A) Whetstone from making general advertisements for employment or services not directed at any such employee or contractor of Client or (B) from engaging professional advisors, including but not limited to lawyers, accountants and other tax professionals who were or are engaged to perform such professional services for Client.

Whetstone acknowledges that the restrictions contained in the two preceding paragraphs of this Agreement are reasonable and necessary to protect Client’s legitimate business interests, specifically including the protection of the goodwill of Client’s business (directly or indirectly), and that any violation of the preceding two paragraphs of this Agreement would result in irreparable injury to Client. In the event of a breach by Whetstone of the two preceding paragraphs of this Agreement, Client shall be entitled to a temporary restraining order and injunctive relief restraining Whetstone from the commission of any breach, without the necessity of posting a bond, cash or otherwise, in addition to all of Client’s other legal and equitable remedies. Whetstone hereby represents to Client that Whetstone has read and understands, and agrees to be bound by, the terms of the preceding two paragraphs of this Agreement and acknowledges that the geographic scope and duration of the covenants contained the preceding two paragraphs of this Agreement of this Agreement are fair and reasonable to protect the value of the goodwill of Client, in light of the amount of compensation, trade secrets and Proprietary Information that Whetstone has or is receiving in connection with Whetstone’s engagement. It is the desire and intent of the parties that the provisions of the preceding two paragraphs of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, Whetstone and Client hereby waive any provision of applicable law that would render any provision of the preceding two paragraphs of this Agreement invalid or unenforceable. If any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Client and Whetstone intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

11.	Indemnification.

Client and Whetstone agree to defend, indemnify and hold harmless the other party, their employees, officers, directors, agents and affiliates, against any and all claims, actions, proceedings and suits and any and all liabilities, losses, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys’ fees and other litigation expenses) incurred or suffered by the other party arising out of or relating to any of the following: (a) a material breach of this Agreement by an indemnifying party; or (b) that indemnifying party’s own gross negligence or willful misconduct.

12.	No Assignment.

This Agreement is not assignable by either party except with the prior written consent of the other party. This Agreement shall be binding on the successors and assigns of either party.

13.	Limited Liability.

Any data, information, documents and the like furnished by Whetstone to Client have been obtained by Whetstone from sources believed to be reliable, are generally relied upon in the industry and Whetstone believes the same to be accurate. However, Whetstone can make no representation or warranty regarding the accuracy of any such data, information and document. Whetstone shall not be liable to Client or to any individual or entity who may claim any right by virtue of the relationship between Whetstone and Client, for any acts or omissions in the performance of the Services described herein on the part of Whetstone or on the part of the agents or employees of Whetstone; except when said acts or omissions of Whetstone are due to Whetstone’s material breach of this Agreement or Whetstone’s gross negligence or willful misconduct.

14.	Severability.

Should a court of competent jurisdiction find that any part of this Agreement is unenforceable or invalid, that part alone shall be severed and the remainder of the Agreement shall remain in full force and effect.

15.	Governing Law.

California law shall govern this Agreement, without reference to rules regarding conflicts of law. Any dispute arising under this agreement not subject to arbitration (as provided herein) shall be heard in a court of competent jurisdiction in Napa County, California.

16.	Alternative Dispute Resolution.

If a dispute arises between the two parties, a meeting or teleconference shall be held promptly between the parties, attended by principals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute. The parties agree to participate in good faith discussions for a period of fifteen (15) days. If the parties are not successful in resolving the dispute through good faith discussions, then the parties agree that the dispute shall be settled by binding arbitration in Napa County, California. The arbitration shall be conducted in accordance with the rules set forth in California Code of Civil Procedure sections 1280 et seq. There will be only one arbitrator appointed, who shall be a retired or former judge of either the US District Court or Northern District of California or the California Superior Court. If the parties are unable to agree upon an arbitrator, the arbitration shall be conducted by JAMS in accordance with the rules thereof. The arbitration award shall be binding up on the parties and a judgement or decree upon the award may be entered in any court having jurisdiction over the subject matter of the controversy.

17.	Attorneys’ Fees.

Should the parties commence any litigation or alternative dispute resolution concerning this Agreement, or the rights and duties of either in relation thereto, the party prevailing in such litigation shall be entitled to such other relief as may be granted, and to reasonable attorney’s fees and costs of suit.

18.	Notices.

Whenever notice is to be served under this Agreement, service shall be made personally, by facsimile transmission, by electronic mail with confirmed receipt, by overnight courier, or by registered or certified mail, return receipt requested. Notice shall be effective only on receipt by the party being served, except notice shall be deemed received seventy-two (72) hours after posting by the United States Post Office in the manner described in this paragraph.

19.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original. Facsimile or scanned signatures shall be valid as original signatures.

20.	Waiver.

No waiver of any term, provision, or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision, or condition or as a waiver of any other term, provision, or condition of this Agreement.

21.	Conflicts.

This Agreement shall control should any conflicts exist between any term herein and any term contained in any exhibit or addendum.

22.	Captions; Interpretation.

The captions and headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit or in any other way described the scope of this Agreement or the intent of any provision hereof. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

23.	Entire Agreement.

This Agreement, along with its exhibits, contains the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and merges and supersedes all prior agreements, discussions, and writings with respect to that subject matter, including but not limited to, the Original Agreement. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both parties.

24.	Financial Relationships.

Without the express written consent of Client, Whetstone agrees that he shall not maintain, directly or indirectly, any financial interests or compensation arrangements with any entity, person or vendor which does business with Client that are any way related to the Services provided by Whetstone to Client in this Agreement or relate to Client’s business, including without limitation, any financial interests or compensation arrangements as owner, employee, lessor, lessee, time share, independent contractor, manager, profits interest holder, or otherwise. In the event of a breach of this Section by Whetstone, Client may immediately terminate this Agreement for “cause” as provided in Section 4 of this Agreement.

25.	Access.

Whetstone agrees to immediately provide Client with access to any and all information, records, correspondence and contact information for any person/entity related to, created, discovered, developed, prepared or made known in connection with the performance of the Services by Whetstone pursuant to this Agreement upon request of Client. Further, Whetstone agrees to introduce Client’s representatives to any vendor or business relationship contacts related to the Services provided hereunder upon request by Client and acknowledges and agrees that Client will be the exclusive manager of such relationships with full Whetstone support.

Without the express approval of either Damian Novak and/or Tim Michaels, Whetstone agrees not to communicate, orally or in writing, with any employee, partner or independent contractor of Client. If express approval is granted to communicate with Client’s employees, partners or independent contractors as part of the Services, Whetstone agrees to limit such discussions to Client’s winemaking, wine quality and/or other approved matters.

Remainder of Page Intentionally Left Blank.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to be effective as of the date on which all of the Parties have fully executed it.

Whetstone		Client

Fresh Grapes, LLC, a Texas limited liability company
By:	/s/ Jamey Whetstone
Name:	Jamey Whetstone
Date:	3/17/21	By:	/s/ Damian Novak
		Name:	Damian Novak
		Title:	Chairman
Date: